Exhibit 99.1

Sotheby’s | +1 212 606 7176 | Dan Abernethy | Dan.Abernethy@Sothebys.com
Viyet | +1 844 698 4938| Tamara Rosenthal | Tamara@Viyet.com

SOTHEBY'S EXPANDS E-COMMERCE PROGRAM

Acquires Viyet, the Online Marketplace for Interior Design

Strengthening Sotheby’s Position in the Market for
Vintage and Antique Furniture, Decorative Objects and Accessories

Expanding Retail Offerings to Complement
Existing Suite of Services for Buyers and Sellers

New York, February 13, 2018 - Sotheby’s (NYSE: BID) is pleased to announce the acquisition of Viyet, the online marketplace for interior design specializing in vintage and antique furniture, decorative objects and accessories. Viyet’s business model complements Sotheby’s existing suite of auction and private sale services at the high end of this market, providing clients with simple, fixed price opportunities whenever they wish to buy and sell. This acquisition advances a number of strategic priorities for Sotheby’s including growing sales at a more accessible price point, welcoming more clients to the Company, and providing best-in-class service.

Launched in 2013, Viyet serves both private individuals and the trade in the United States through its New York headquarters and a growing network of “curators” in 13 markets around the country. The Viyet team, led by CEO Elizabeth Brown, will join Sotheby’s, while maintaining their brand and business operation. They will report to John Auerbach, General Manager of Sotheby’s North American Art & Objects Division.

“Sotheby’s has centuries of experience and tremendous expertise, and Viyet is a digitally-native brand that knows how to leverage technology to serve today’s consumers,” said Tad Smith, Sotheby’s CEO, adding, “and together we share a passion for client service at the highest level. We are delighted to have Elizabeth and her team on board and look forward to broadening the range of property we handle as well as expanding the services we can offer to existing and new clients.”

John Auerbach, General Manager of Sotheby’s Art & Objects Division in New York, commented, “Our collectors buy across category and price point, and Viyet reflects how they shape and refine their everyday environments. Across all of Sotheby’s businesses, our goal is to maximize value by matching property with the best possible

Exhibit 99.1

audience of buyers. Alongside Sotheby’s successful auction and private sale platforms, Viyet provides yet another venue for the sale of furniture and decorative objects.”

The Viyet model offers both buyers and sellers the opportunity to transact immediately, rather than wait for an upcoming auction, and also provides Sotheby’s a low-touch model to handle more moderately-priced items. Viyet does not take possession of property consigned for sale. Potential consignments are evaluated on site, photographed and catalogued for listing on Viyet.com. A “listed” price and “reserve” price are approved by the consignor and buyers can “Make an Offer” that can be accepted, countered or declined by Viyet on the consignor’s behalf. Once sold, Viyet arranges pickup and delivery.

Viyet offers a range of furniture and decorative objects, with antique and vintage material being the most popular. The site generally offers items priced at $5,000 and below, and some have sold for as much as $100,000. Sotheby’s vast sourcing network will provide an influx of antique and vintage material within that value range, focusing Viyet’s offering more deliberately on those popular categories while simultaneously raising their average selling price.

"Sotheby’s is the perfect partner to help take Viyet to the next level. We are thrilled to introduce Sotheby's exceptional product assortment to our audience of savvy design buyers, as well as to align ourselves with the trust and design authority of the Sotheby's brand,” said Viyet's CEO Elizabeth Brown.

Viyet complements Sotheby’s existing suite of services across a number of platforms, categories and price points. Increasingly, clients are choosing to engage with Sotheby’s online - in 2017, online buyers spent more than $180 million, and 53% of all online bidders were new to the Company. In addition to facilitating online bidding in live auctions, Sotheby’s successfully staged 36 online-only auctions across a variety of categories in 2017. Sotheby’s Wine also offers clients the opportunity to purchase a range of wines at all price points from the best producers in the world’s top winemaking regions.

The purchase price of Viyet was not material to the Company.

#SothebysxViyet
About Sotheby’s
Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in 10 different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as the collection, artist, estate & foundation advisory services of its subsidiary, Art Agency, Partners. Sotheby’s presents private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby's Global Fine Art Division, and three retail businesses: Sotheby’s Wine, Sotheby’s Diamonds, and Viyet, the online marketplace for interior design. Sotheby’s has a global network of 80 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

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Exhibit 99.1

About Viyet
Viyet is a New York-based e-commerce marketplace specializing in consignment services for pre-owned luxury designer furniture, vintage, and antique home goods. For consignors, Viyet offers a full-service solution encompassing all steps of the selling process, from photography to moving and delivery. For buyers, Viyet offers access to timeless pieces within a competitive marketplace. Viyet is a subsidiary of Sotheby’s.

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